UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2015

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, 15th FLOOR, SALT LAKE CITY, UTAH	84133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-844-7637

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

 ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2015, the Board of Directors (the “Board”) of Zions Bancorporation (the Company) adopted resolutions (i) fixing the number of directors of the Company at 13, an increase of two directorships; and (ii) electing Vivian S. Lee and Suren K. Gupta to serve as directors of the Company, thereby filling the vacancies created by the increase in the size of the Board. Dr. Lee and Mr. Gupta will hold office until the Company’s next annual meeting of shareholders. They will be appointed to serve on committees of the Board at a later date.

Dr. Lee, 48, is senior vice president for Health Sciences at the University of Utah, dean of the University’s School of Medicine, and Chief Executive Officer of University of Utah Health Care. Prior to accepting her current positions in 2011, Dr. Lee served for a number of years as the inaugural vice dean for Science, as well as senior vice president and chief scientific officer of New York University Medical Center. Dr. Lee recently served on the Board of Directors of the Company’s affiliate, Zions First National Bank.

Mr. Gupta, 54, is executive vice president of Technology and Strategic Ventures at Allstate Insurance Company, where he has served since 2011. From 2003 to 2011, he was executive vice president and group chief information officer for Wells Fargo & Company’s home and consumer finance group.

There are no arrangements or understandings between either Dr. Lee or Mr. Gupta and any other person in connection with their election to the Board. Other than by virtue of their directorships, neither Dr. Lee nor Mr. Gupta has a direct or indirect material interest in any transaction in which the Company is a participant.

As non-employee directors, Dr. Lee and Mr. Gupta will each receive cash compensation and will participate in the Company’s director stock program. Further information about non-employee director compensation is included in the Company’s most recent proxy statement filed with the Securities and Exchange Commission on April 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION

Date: March 20, 2015	By:	/s/ THOMAS E. LAURSEN
Name: Thomas E. Laursen
Title: Executive Vice President and General Counsel